EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
CARVER BANCORP, INC.:

We consent to incorporation by reference in the annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries of our report dated June 22, 2004 relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries.

KPMG LLP


New York, New York

June 28, 2004